Exhibit 99


                 FINANCIAL STATEMENTS AND REPORT OF
              INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                    DOLPHIN LIMITED PARTNERSHIP-A
                   December 31, 1999 and 1998
         and for each of the three years in the period ended
                          December 31, 1999

                           C O N T E N T S


                                                              Page
Report of Independent Certified Public Accountants              3


Financial Statements

  Statements of Financial Condition                             4

  Condensed Schedule of Investments as of December 31, 1999     5

  Condensed Schedule of Investments as of December 31, 1998     7

  Statements of Income                                          9

  Statements of Changes in Partners' Capital                    10

  Statements of Cash Flows                                      11

  Notes to Financial Statements                                 12- 17

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners of
 Dolphin Limited Partnership-A


We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of Dolphin Limited Partnership-A ("DLP-A" or the "Partnership"), as of December 31, 1999 and 1998, and the related statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally
accepted auditing standards.   Those  standards require
that we  plan  and  perform  the
audits  to  obtain  reasonable assurance about whether
the  financial statements  are  free  of material
misstatement.   An  audit  includes examining,  on  a
test  basis, evidence supporting  the  amounts  and
disclosures  in  the  financial statements.  An  audit
also  includes assessing  the  accounting principles used
and  significant  estimates made  by  management,  as
well as evaluating  the  overall  financial statement
presentation.   We  believe  that  our  audits  provide
a reasonable basis for our opinion.
In  our  opinion, the financial statements referred to
above  present fairly,  in all material respects, the
financial position of DLP-A  as of  December  31,  1999
and 1998, and the results of its operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.





New York, New York
January 31, 2000

                Dolphin Limited Partnership-A

              STATEMENTS OF FINANCIAL CONDITION






                         ASSETS

                                                  December 31,
                                                1999        1998
Financial instruments owned, at market value
(cost $56,775,855 and $34,971,199 in 1999   $60,329,370   $43,171,641
and 1998 respectively)
Due from brokers                             28,507,614    25,568,563
Interest and dividends receivable               144,514       107,437
Other assets                                     24,268        43,167
                                             ----------    ----------
Total assets                                $89,005,766   $68,890,808
                                             ==========    ==========



                     LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
Financial instruments sold, but not yet
purchased, at market value
(proceeds $28,563,261 and                   $25,868,589   $21,108,270
$23,312,718 in 1999 and 1998 respectively)
Due to brokers                                    -             1,548
Interest and dividends payable                   93,469        57,475
Accrued expenses and other                       44,122        37,066
Contribution received in advance              1,000,000           -
                                             ----------    ----------
Total liabilities                            27,006,180    21,204,359

Partners' capital                            61,999,586    47,686,449
                                             ----------    ----------
Total liabilities and partners' capital     $89,005,766   $68,890,808
                                             ==========    ==========


The accompanying notes are an integral part of these statements.

                  Dolphin Limited Partnership-A

                 CONDENSED SCHEDULE OF INVESTMENTS

                         December 31, 1999


                                                         Market
 Shares                                                  Value
 ------                                                  ------
          Common Stocks Owned - United States (94.76%)

               Industrial (9.55%)
50,000           Reynolds Metal Co. (6.18%)           $ 3,831,250
                 Others (3.37%)                         2,091,313
                                                       ----------
                                                        5,922,563
                                                       ----------
               Insurance  (5.22%)
70,000           Chicago Title Corp. (5.22%)            3,237,500
                                                       ----------
                                                        3,237,500
                                                       ----------
               Communications (25.20%)
80,000           Mediaone Group Inc. (9.91%)            6,145,000
58,215           CBS Corp. (6.00%)                      3,720,469
                 Others (9.29%)*                        5,761,821
                                                       ----------
                                                       15,627,290
                                                       ----------
               Equipment (5.22%)
38,000           General Instrument Corp. (5.19%)       3,217,331
                 Others (.03%)                             16,000
                                                       ----------
                                                        3,233,331
                                                       ----------
               Oil (6.98%)
50,000           Atlantic Richfield (6.98%)             4,325,000
                                                       ----------

               Aerospace/Defense (1.25%)                  772,682
               Consumer Products (1.16%)                  717,496
               Diversified (4.33%)                      2,683,350
               Distributor (6.57%)*                     4,075,982
               Financial Institution (9.93%)*           6,159,050
               Manufacturing (7.48%)*                   4,635,000
               Medical (4.21%)                          2,607,307
               Packaging (1.22%)                          757,500
               Security (2.57%)                         1,591,500
               Services (.74%)                            457,569
               Transportation (3.13%)                   1,938,750
                                                       ----------
            Total Common Stocks (cost $55,271,997)     58,741,870
                                                       ----------
* No individual security greater than 5%.

The accompanying notes are an integral part of this schedule.

                 Dolphin Limited Partnership-A

                       December 31, 1999
                                                           Market
Shares                                                     Value
------                                                     ------
            Long Put and Call Options (2.56%)           $ 1,587,500
            (cost $1,503,858)                            ----------

         TOTAL FINANCIAL INSTRUMENTS OWNED, AT
             MARKET VALUE (97.32%)                      $60,329,370
            (cost $56,775,855)                           ==========

            Securities Sold, But Not Yet Purchased
             Common Stocks Sold, But Not Yet
            Purchased (39.08%)
               United States (39.08)

                 Diversified (9.34 %)
43,350             Dow Chemical Corp. (9.34%)           $ 5,792,644

                 Multimedia (6.05%)
62,063             Viacom Inc. Class B (6.05%)            3,750,933

                 Equipment (5.19%)
21,851             Motorola Inc. (5.19%)                  3,217,560

                 Industrial (7.10%)
53,000             Alcoa Inc. (7.10%)                     4,399,000

                 Communications (6.69%)*                  4,144,647

                 Electronic (.71%)                          437,681

                 Medical (2.23%)                          1,379,875

                 Oil (1.38%)                                854,100

                 Services (.39%)                            244,354
                                                         ----------
         Total Common Stocks Sold, But Not Yet
            Purchased (proceeds $26,547,779)             24,220,794
                                                         ----------
          Short Put and Call Options (2.66%)
             (proceeds $2,015,482)                        1,647,795
                                                         ----------
         TOTAL FINANCIAL INSTRUMENTS SOLD, BUT
            NOT YET PURCHASED (41.74%)                  $25,868,589
            (proceeds $28,563,261)                       ==========


* No individual security greater than 5%.

The accompanying notes are an integral part of this schedule.

                    Dolphin Limited Partnership-A

                   CONDENSED SCHEDULE OF INVESTMENTS

                           December 31, 1998
                                                           Market
   Shares                                                  Value
   ------                                                  ------
            Common Stocks Owned (90.53%)
             United States (90.53%)

               Industrial (20.45%)
84,300           Amp Inc. (9.20%)                     $  4,388,869
78,500           CTS Corp. (7.16%)                       3,414,750
                 Others (4.09%)                          1,945,481
                                                        ----------
                                                         9,749,100
                                                        ----------
               Retail(10.90%)
65,000           Fred Meyer Inc. (8.20%)                 3,916,250
                 Others (2.70%)                          1,285,232
                                                        ----------
                                                         5,201,482
                                                        ----------
               Communications (9.70%)
45,000           Tele Com Inc./TCI Group (5.22%)         2,489,063
                 Other (4.48%)                           2,135,774
                                                        ----------
                                                         4,624,837
                                                        ----------
               Financial / Insurance (18.79%)
77,000           Crestar Financial Corp. (11.86%)        5,654,880
40,000           Sunamerica Inc. (6.93%)                 3,304,576
                                                        ----------
                                                         8,959,456
                                                        ----------
               Oil (10.55%)
80,000           Amoco Corp. (10.55%)                    5,028,616
                                                        ----------

               Brewery (0.46%)                             220,775
               Casino Hotels (4.93%)                     2,353,438
               Computer (1.35%)                            644,094
               Funeral Services (4.04%)                  1,925,781
               Healthcare (5.01%) *                      2,386,813
               Publishing (1.07%)                          511,961
               Security (3.28%)                          1,565,288
                                                        ----------
            Total Common Stock (cost $34,971,199)       43,171,641
                                                        ----------
            TOTAL SECURITIES OWNED, AT MARKET
             VALUE (cost $34,971,199)                  $43,171,641
                                                        ==========

No individual security greater than 5%.


The accompanying notes are an integral part of this schedule.

                  Dolphin Limited Partnership-A

                       December 31, 1998




                                                           Market
   Shares                                                  Value
   ------                                                  ------
    Securities Sold, But Not Yet Purchased
     Common Stocks Sold, But Not Yet Purchased (39.40%)
               United States (39.40%)

                Retail (10.36%)
65,000             Kroger Corp. (8.25%)              $  3,932,500
                   Other (2.11%)                        1,004,670
                                                       ----------
                                                        4,937,170
                                                       ----------
                 Financial (11.86%)
73,920             Suntrust Banks Inc. (11.86%)         5,654,880

                 Insurance (6.93%)
34,200             American International Group Inc.    3,304,575
                   (6.93%)

                 Consulting (1.05%)                       499,800

                 Funeral Services (4.11%)               1,961,627

                 Healthcare (3.43%)                     1,638,175

                 Medical (0.24%)                          113,220

                 Oil (0.66%)                              316,920

                 Safety (0.76%)                           360,952
                                                       ----------
         Total Common Stocks Sold, But Not Yet
            Purchased (proceeds $21,358,301)           18,787,319
                                                       ----------
          Short Put and Call Options (4.87%)
             (proceeds $1,953,877)                      2,320,951
                                                       ----------
          TOTAL SECURITIES SOLD, BUT NOT YET
             PURCHASED (proceeds $23,312,178)         $21,108,270
                                                       ==========



The accompanying notes are an integral part of this schedule.

                  Dolphin Limited Partnership-A

                       STATEMENTS OF INCOME

                            Year ended





                                               December 31,
                                         1999        1998        1997
                                      ----------------------------------
Gain from investment transactions:
Net realized gain on securities sold $14,076,163 $ 3,486,787 $ 3,168,037 Unrealized appreciation on investments:
Beginning of year                     10,402,734   7,789,682     499,068
End of year                            6,248,170  10,404,350   7,789,682
                                      ----------  ----------  ----------
Net change in unrealized              (4,154,564)  2,614,668   7,290,614
(depreciation) appreciation           ----------  ----------  ----------

Gain from investment transactions      9,921,599   6,101,455  10,458,651

Operating income and expenses:
Income:
Interest                               1,450,364   1,059,856     769,351
Dividends                                910,402     577,968     585,765
Commission rebates                       188,019     187,371     236,883
                                      ----------  ----------  ----------
                                       2,548,785   1,825,195   1,591,999
                                      ----------  ----------  ----------
Expenses:
Professional fees                         74,000      62,938      75,500
Management fee                           781,403     609,400     468,696
Dividends                                609,898     267,986     208,568
Interest                                 732,440     542,195     384,594
Amortization                              19,631      19,667      13,000
Reimbursable Management Company
investment and other expenses            107,424     127,600     236,755
                                      ----------  ----------  ----------
                                       2,324,796   1,629,786   1,387,113
                                      ----------  ----------  ----------
Income from operations                   223,989     195,409     204,886
                                      ----------  ----------  ----------
NET INCOME                           $10,145,588 $ 6,296,864 $10,663,537
                                      ==========  ==========  ==========


The accompanying notes are an integral part of these statements.

                    Dolphin Limited Partnership-A

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

             Years ended December 31, 1999, 1998 and 1997




                                General      Limited
                                Partner      Partners        Total
                                -------      --------        -----
Balance, December 31, 1996   $  982,547     $36,446,718   $37,429,265

Capital contributions              -          4,900,000     4,900,000
Capital withdrawals            (608,262)     (8,212,351)   (8,820,613)

Allocation of net income
Pro rata                        130,005      10,533,532    10,663,537
Incentive allocation          1,839,681      (1,839,681)         -
                              ---------      ----------    ----------

Balance, December 31, 1997    2,343,971      41,828,218    44,172,189

Capital contributions              -         12,223,416    12,223,416
Capital withdrawals            (758,000)    (14,248,020)  (15,006,020)

Allocation of net income
Pro rata                        271,178       6,025,686     6,296,864
Incentive allocation            931,924        (931,924)         -
                              ---------      ----------    ----------

Balance, December 31, 1998    2,789,073      44,897,376    47,686,449

Capital contributions              -          5,100,000     5,100,000
Capital withdrawals            (932,451)           -         (932,451)

Allocation of net income
Pro rata                        411,770       9,733,818    10,145,588
Incentive allocation          1,644,140      (1,644,140)         -
                              ---------      ----------    ----------
Balance, December 31, 1999   $3,912,532     $58,087,054   $61,999,586
                              =========      ==========    ==========



The accompanying notes are an integral part of these statements.

                     Dolphin Limited Partnership-A

                       STATEMENTS OF CASH FLOWS

                              Year ended


                                               December 31,
                                       ------------------------------------
                                            1999       1998        1997
                                       ------------------------------------
Cash flows from operating activities:
Net realized and unrealized gain from
investment transactions                $ 9,921,599 $ 6,101,455  $10,458,651
Net investment income                      223,989     195,409      204,886
                                        ----------  ----------   ----------
Net income                              10,145,588   6,296,864   10,663,537

Adjustments to reconcile net income
to net cash provided by(used in)
operating activities:
Amortization of organization costs          19,631      19,667       13,000
(Increase) decrease in operating
assets:
Financial instruments owned, at        (17,157,729) (2,608,267)   6,353,005
market value
Due from brokers                        (2,939,051)(11,033,821)  (3,301,332)
Interest and dividends receivable          (37,077)     (4,738)     (46,636)
Other assets                                  (732)    (20,000)      27,079
Increase (decrease) in operating
liabilities:
Financial instruments sold, but not      4,760,319  10,107,463   (1,768,310)
yet purchased, at market value
Due to brokers                              (1,548)      1,548   (7,940,100)
Interest and dividends payable              35,994      33,178      (40,558)
Accrued expenses and other                   7,056      (9,290)     (39,072)
Contribution received in advance         1,000,000        -            -
                                        ----------  ----------   ----------
Cash provided by (used in) operating   (14,313,137)  2,782,604    3,920,613
activities                              ----------  ----------   ----------

Cash flows from financing activities
Capital contributions                    5,100,000  12,223,416    4,900,000
Capital withdrawals                       (932,451)(15,006,020)  (8,820,613)
                                        ----------  ----------   ----------
Cash provided by (used in) financing     4,167,549  (2,782,604)  (3,920,613)
activities                              ----------  ----------   ----------

CHANGE IN CASH

Cash and cash equivalents at
beginning of year                            -            -            -
                                        ---------   ----------   ----------
Cash and cash equivalents at end of    $     -     $      -     $      -
year                                    =========   ==========   ==========

Supplemental disclosure of cash flow
information:
Cash paid during the year for
Interest                               $  727,280  $   505,627  $   391,350
                                        =========   ==========   ==========



The accompanying notes are an integral part of these statements.

                     Dolphin Limited Partnership-A

                     NOTES TO FINANCIAL STATEMENTS

             Years ended December 31, 1999, 1998, and 1997





NOTE A - ORGANIZATION

  Dolphin Limited Partnership-A ("DLP-A" or "the
  Partnership") is a Delaware limited partnership.  DLP-
  A was formed as a Delaware limited partnership on June 16, 1994, and commenced operations on December
  16, 1994.


The objective of the Partnership is to achieve annually
                       a pre-tax
  Net Rate of Return of three times the 90-day Treasury
  Bill rate principally by investing in relatively
  "market neutral" strategies such as merger arbitrage, convertible arbitrage and distressed credit reorganizations, bankruptcies and liquidations. While these strategies are considered relatively "market neutral," there are also risks associated with the underlying transactions.
    The general partner of the Partnership is Dolphin
                    Associates L.L.C.
  (the "General Partner"), a Delaware limited liability
                        company.

  The indirect owner and chief executive officer of the Managing Member of the General Partner (the "Principal
  Officer") is an owner and officer of Geneve Corporation and through December 31, 1999 was also a director of Independence Holding Company, both of which companies have limited partnership interests in the Partnership.
  Geneve Corporation owns a controlling interest in Independence Holding Company. On January 1, 1997, the
  Principal Officer acquired the indirect parent of the General Partner from Geneve Corporation.


NOTE B - SIGNIFICANT ACCOUNTING POLICIES

  1.   Investments
     Transactions in securities and the related revenue and expense are recorded on a trade-date basis.
     Securities traded on a securities exchange are valued at the last reported sales price on the primary securities exchange that such security traded on the day of valuation; listed securities for which no sale was reported on that date are valued at the mean between the last quoted "bid" price and the last quoted "asked" price. Securities that are not traded on an exchange but are traded in the over-the-counter market shall be valued at representative "bid" quotations if held long by the Partnership and representative "asked" quotations if held

               Dolphin Limited Partnership-A
         NOTES TO FINANCIAL STATEMENTS (continued)
       Years ended December 31, 1999, 1998 and 1997


NOTE B (continued)

     short by the Partnership, unless included in the NASDAQ National Market System, in which case they shall be valued based upon their last sale prices (if such prices are available). However, if the last sale price of a security included in the NASDAQ
     National Market System does not fall between the last
     "bid" and "asked" price for such security on such date, then the security shall be valued at the mean between the last "bid" and "asked" price for such security on such date. In determining the value of securities that are included in NASDAQ that are also traded on an Electronic Communications Network
     ("ECN") (e.g., Instinet), the last sale, bid and asked prices reflected on such ECN will also be considered. Options that are listed on a securities exchange shall be valued at their last sales prices on such exchange on the date of determination;
     provided that if the last sales price of such option does not fall between the last "bid" and "asked" prices for such option on such date, then such options shall be valued at the mean between the last
     "bid" and "asked" prices for such option on such date. The limited partnership agreement specifies certain exceptions to these procedures. In the event the Partnership acquires securities for which market quotations (i) are not available, such as certain positions held in Special
     Situation Accounts, or (ii) in the determination of the General Partner, do not fairly represent the market value of such securities, such securities will be valued at such value as the General Partner may reasonably determine.
     Dividend income (expense) is recognized on the ex-dividend date and interest income (expense) is recognized on an accrual basis.
  2.   Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  3.   Income Taxes
     No provision for Federal, state or local income taxes has been made because the Partnership qualifies for the tax treatment applicable to partnerships whereby all income or loss is allocated to the individual partners for inclusion in their respective tax returns.

                     Dolphin Limited Partnership-A

             Years ended December 31, 1999, 1998 and 1997





NOTE B (continued)

  4.   Amortization of Deferred Charges

     Organization costs are being amortized on a straight-line basis over 60 months.

  5.   Adoption of New Accounting Standards

     In June 1998, the Financial Accounting Standards
     Board issued Statement of Financial Accounting
     Standards No. 133 ("SFAS No. 133"), Accounting for
     Derivative Instruments and Hedging Activities.  SFAS
     No. 133 requires the Partnership to recognize all derivatives on the balance sheet at fair value.
     Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.
     Since the Partnership classifies all financial instruments as trading, the adoption of SFAS No. 133 had no material impact on net income.

  6.   Reclassification

     Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

NOTE C - DUE FROM AND DUE TO BROKERS

  The amount due from brokers primarily represents receivables for funds held by securities brokers which result from proceeds of short sales, amounts transferred to the brokers to serve as deposits, amounts which have not yet been invested and proceeds from realized securities transactions. These funds are essentially restricted to the extent that they serve as collateral against short sales. It is the Partnership's policy to monitor the credit standing of the brokers with whom it conducts business.

  The amount due to brokers represents obligations for unsettled trades and margin borrowings which are collateralized by the Partnership's marketable securities, whose market values substantially exceed the amount borrowed.

                     Dolphin Limited Partnership-A

             Years ended December 31, 1999, 1998 and 1997



NOTE D - RELATED PARTY TRANSACTIONS

  As of December 31, 1999 and 1998, and for each of the
                       three years
  in the period ended December 31, 1997, the majority of Limited Partner investments was from Geneve Corporation and its corporate affiliates.

In accordance with the limited partnership agreement, to
                       the extent
  the Partnership received commission rebates for the cost of property or services, the Partnership utilized such commission rebates to pay certain research-related expenses incurred by the Partnership. These expenses included research services and, to the extent utilized for research-related purposes, telephone lines, news, quotation and computer services and equipment. Where such expenses were paid by Dolphin Management Company, LLC (the "Management Company"), the Partnership reimbursed the Management Company. Any amounts due to the Management Company are included in accrued expenses and other liabilities at December 31, 1999 and 1998.


NOTE E - MANAGEMENT FEES AND ALLOCATIONS

  Pursuant to the limited partnership agreement, the
  Partnership pays quarterly, in advance, a management
  fee equal to .3750% (1.50% on an annual basis) for the
  years ended December 31, 1999 and 1998 and   .3125%
  (1.25% on an annual basis for the year ended December
  31,
  1997, of the Partnership's net assets at the beginning of such quarter that are allocable to limited partners.

  In addition, at the end of each accounting period of the Partnership, any net capital appreciation or depreciation is allocated to the capital accounts of all Partners in proportion to their respective
  Partnership Percentages. Generally, at the end of each fiscal year in which the return on Partners' investment exceeds the Hurdle Rate, as defined, 20% of the excess of (i) the net capital appreciation allocated to a Limited Partner's Capital Account for such fiscal year over (ii) the Hurdle Rate, is reallocated to the General Partner's Capital Account (the "Incentive
  Allocation"). In the event that the Partnership's net capital appreciation is less than the Hurdle Rate in any fiscal year, the difference between the net capital appreciation and the Hurdle Rate for such fiscal year is carried forward in calculating the Incentive
  Allocation in the following year.


NOTE F - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET
RISK

  Market Risk

  In the normal course of business, the Partnership enters into transactions in derivative financial instruments with off-balancesheet risk. These instruments, primarily options, forward currency contracts and options on futures, contain varying degrees of offbalance-sheet risk to the extent

              Dolphin Limited Partnership-A

      Years ended December 31, 1999, 1998 and 1997


NOTE F (continued)

  that subsequent changes in the market value of the securities underlying the instruments may be in excess of the amounts recognized in the statement of financial condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and the Partnership's investment portfolio, as well as the volatility and liquidity in the markets in which the financial instruments are traded.

In many cases, the use of financial instruments serves to
                        modify or
  offset market risk associated with other transactions and, accordingly, may serve to decrease the Partnership's overall exposure to market risk. The
  Partnership seeks to limit its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various analytical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized.

  Notional/contract amounts, which are not included on the statements of financial condition, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of foreign exchange forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk. In many cases, the Partnership limits its risk by holding offsetting securities positions.

  Credit Risk

The notional/contract amounts of these instruments do not
                         reflect
  the Partnership's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The
  Partnership's exposure to credit risk associated with counterparty nonperformance is limited to the net replacement cost of over-the-counter contracts in a gain position, which are recognized in the Partnership's statement of financial condition. Most of the Partnership's derivative financial instruments are exchange traded. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Partnership (not its counterparty) to perform.

  The Partnership seeks to limit credit exposures by limiting transactions with specific counterparties, assessing the creditworthiness of such counterparties and requiring collateral where appropriate.

              Dolphin Limited Partnership-A

      Years ended December 31, 1999, 1998 and 1997


NOTE G - SUBSEQUENT EVENTS

  Effective January 3, 2000, substantially all of the assets of DLP-A and Dolphin International Fund, Ltd.
  ("DI"), a newly formed investment company under the laws of the Cayman Islands, were invested in Dolphin
  Limited Partnership I (DLP-I), a Delaware limited partnership. DLP-I has investment objectives and restrictions similar to those of DLP-A, and under normal circumstances is expected to apply those objectives and restrictions as if those investments were made directly by DLP-A. DLP-A and DI share in the profits and losses of DLP-I in proportion to their respective interests in DLP-I, with their loss being limited to the amount of their investments.

 Dolphin Associates L.L.C., a Delaware limited liability company, is the general partner of DLP-A and DLP-I.